FOR IMMEDIATE RELEASE

United States Commodity Funds Lowers Management Fees on 3 ETPs

OAKLAND, CA – JANUARY 11, 2016. United States Commodity Funds (USCF) announced that effective today, the management fees of three of its exchange-traded products will be permanently lowered. In May of 2014, the company issued a contractual fee waiver through December 31, 2015 and at this time believes that permanently reducing the funds management fees will demonstrate that these funds were designed with the buy-and-hold investor in mind.

With the newly reduced fees, the maximum management fee for the United States Commodity Index Fund (USCI) will be 0.80%. For United States Copper Index Fund (CPER) and United States Agriculture Index Fund (USAG), the maximum management fee will be 0.65%.

“We think our investors value how USCI stacks up against its peers,” stated John Love, USCF’s President and Chief Executive Officer. “We want to reward the commitment of those investors seeking a commodity allocation.”

The United States Commodity Index Fund® (“USCI”) is an exchange-traded product that seeks to track, in percentage terms, the price movements of the SummerHaven Dynamic Commodity Index Total Return. USCI is designed to be a convenient, cost-effective way for investors to access the returns of a portfolio of commodities futures contracts and is listed on the NYSE Arca.

The United States Copper Index Fund® (“CPER”) is an exchange-traded product that seeks to track the performance of the SummerHaven Copper Index Total Return, plus interest income from CPER’s holdings, less fund expenses. CPER is designed to be a convenient, cost-effective way for investors to access the returns of a portfolio of copper futures contracts and is listed on the NYSE Arca.

The United States Agriculture Index Fund® (“USAG”) is an exchange-traded product that seeks to track the performance of the SummerHaven Dynamic Agriculture Index Total Return (SDAITR), plus interest income from USAG’s holdings, less fund expenses. USAG is designed to be a convenient, cost-effective way for investors to access the returns of a portfolio of agriculture commodities futures contracts and is listed on the NYSE Arca.

United States Commodity Funds operates 11 exchange-traded products that focus on commodities, and has approximately $4.42 billion in assets under management as of December 31, 2015.

For more information about the exchange-traded products, visit

www.unitedstatescommodityfunds.com

Important Considerations

This material must be preceded or accompanied by a prospectus. Please read it carefully before investing or sending money.

Download a prospectus: USCI, CPER, USAG

United States Commodity Index Fund (USCI), United States Copper Fund (CPER), and United States Agriculture Index Fund (USAG), (together, “the Funds”) are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Commodity and futures trading is highly speculative and generally volatile and are not suitable for all investors.

The Funds are speculative and involve a high degree of risk. An investor may lose all of substantially all of an investment in the Funds.

Please review the prospectus for the breakeven calculations for the Funds.

Shares of the Funds are not FDIC insured, may lose value and have no bank guarantee.

Indexes are unmanaged and do not reflect the deduction of any fees, expenses or taxes; individuals cannot invest directly in an index. Only authorized purchasers may purchase or sell directly with USCI, CPER and USAG in minimum blocks of 50,000 shares.

The Funds are not operated in a fashion such that their NAVs will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. It is not the intent to operate the Funds in a fashion such that their per share NAV will equal in dollar terms, the spot price of any particular futures contract.

Ordinary brokerage commissions apply.

The United States Commodity Index Fund, United States Copper Index Fund, and United States Agriculture Index Fund are distributed by ALPS Distributors Inc., and United States Commodity Funds LLC is the General Partner/Sponsor.

John P. Love is a registered representative of ALPS Distributors, Inc.

USO 001072 exp. 12/31/2016

Media Contact

Katie Rooney

National Sales Director

Phone: 614.775.1246

Email address: krooney@unitedstatesoilfund.com